Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-251436 on Form S-8 of Parkway Acquisition Corp. of our report dated March 28, 2023, relating to the consolidated financial statements of Skyline Bankshares, Inc. and Subsidiary, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Skyline Bankshares, Inc. and Subsidiary for the year ended December 31, 2022.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

March 28, 2023